SMG Indium Resources Ltd. Announces Special 10 Cent Quarterly Return of Capital to Shareholders and

Boosts Stock Repurchase Program to $3 Million

NEW YORK, May 20, 2013 /PRNewswire/ -- SMG Indium Resources Ltd. (the "Company") (OTCBB: SMGI, SMGIW, SMGIU), today announced a special cash distribution to shareholders and an increase in its authorized stock repurchase plan to address the discount at which the common stock trades below the Net Market Value ("NMV")* of the Company.

The Company's Board of Directors (the "Board") has approved a payment of a special cash distribution in the amount of U.S. $0.10 per share of common stock (the “Common Stock”). The record date for shareholders entitled to receive the dividend will be June 21, 2013. The payment date will be June 26, 2013. The distribution is expected to be treated as a return of capital for tax purposes. The Company plans to continue returning capital to shareholders on a quarterly basis, subject to prevailing market conditions. The Board views this transaction as a way to return value to shareholders while waiting for any appreciation in indium prices. The implied dividend yield, assuming the Company makes four quarterly distributions of $.10 per share per quarter, is approximately 16.7% per annum based on the Company's closing stock price of $2.40 per common share.

In addition, the Company announced it is increasing the amount reserved for its authorized stock repurchase plan, from $1.0 million to $3.0 million through December 31, 2014. Under this program, Common Stock repurchases may be made from time to time in the open market at prevailing market prices or through privately negotiated transactions at the discretion of the Company’s manager, Specialty Metals Group Advisors LLC. The timing of open market and privately negotiated purchases will be dependent on market conditions and other corporate considerations, including price, corporate and regulatory requirements and alternative investment opportunities. Securities repurchased by the Company through the repurchase program will become authorized but unissued shares. As of May 15, 2013, the Company has 8,802,697 shares of Common Stock outstanding.

These programs are expected to be funded from existing cash balances and from selling indium from the Company’s stockpile, if necessary. The Company is not obligated to repurchase any particular amount of Common Stock during any period and may choose to suspend or discontinue the repurchase plan at any time. Further, the Company may decide to suspend its quarterly cash distributions based on market conditions.

“We believe it is the right time to substantially increase the share repurchase plan and to opportunistically buyback shares at a substantial discount to our underlying NMV per share, which was approximately $3.43 per share on May 15, 2013. By repurchasing shares below NMV, it would be accretive to our NMV and, therefore, be an effective use of our resources," said Alan C. Benjamin, Chief Executive Officer.

Further, the Company announced that all outstanding units consisting of Common Stock and Warrants (the “Units”) sold in its June 2011 initial public offering will cease trading under the symbol “SMGIU”, on or about the close of the markets on May 31, 2013. Commencing Monday, June 3, 2013, the Common Stock and warrants included in the Units will continue trading separately under the symbols "SMGI" and "SMGIW," respectively.

The Company's management welcomes the opportunity to meet and speak with shareholders.  Please email Richard A. Biele at rbiele@smg-indium.com for further information.  We wish to thank all of our existing shareholders for their continued support.

* We use the term NMV per share when we discuss the value of the Company. We define the term NMV, as used in this release, as the product of multiplying the number of kilograms of indium held by the Company at any given point by the spot price for indium as published by Metal Bulletin PLC and posted on Bloomberg L.P., plus cash and other Company assets, less any liabilities divided by the Common Stock outstanding. The use of the term NMV is a non-generally accepted accounting principles (“GAAP”) financial measurement. The Company's GAAP net book value per Common Stock was approximately $3.21 on April 30, 2013.

About SMG Indium Resources Ltd.

SMG Indium Resources Ltd. purchases and stockpiles the metal indium and believes it maintains the largest strategic stockpile of indium held outside of the People's Republic of China. Our strategy is to achieve long-term appreciation in the value of our indium stockpile, and not to actively speculate with regard to short-term fluctuations in indium prices. Our indium is insured and physically stored at a Brink's Global USA facility located in the United States. Our shareholders have the ability to effectively purchase an interest in indium in a manner that does not directly include the risks associated with ownership of companies that explore for, mine or process indium. For more information please contact: info@smg-indium.com

Disclosure Notice

This press release may contain forward-looking statements regarding SMG Indium Resources Ltd. current expectations of future events that involve risks and uncertainties, including, without limitation, and not limited to indium price volatility from supply and demand factors, international export quotas that could affect the availability of indium and our ability to purchase indium, lack of any internationally recognized exchanges for indium, limited number of potential suppliers of indium and potential customers who purchase indium, disruption of mining operations, technological obsolescence, substitution of other materials decreasing the demand for indium, regulatory requirements regarding indium, risks associated with international economic and political events, lack of operational liquidity, lack of investment liquidity, factors affecting our NMV, and changes in interest rates. Such statements are based on management's current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our 2012 Annual Report on Form 10-K as filed with the Securities and Exchange Commission under the caption "Risk Factors."  We undertake no obligation to publicly update any forward-looking statements. http://www.smg-indium.com

CONTACT: Richard A. Biele, +1-212-984-0635